Exhibit 99.1

June 27, 2008

Mr. Michael L. Krone

16865 Ketoctin Road

Purcellville, VA 20132

Dear Michael,

We are very pleased to extend to you an offer to join Deltek as the Vice President, Finance / Corporate Controller in our Finance group reporting to Mark Wabschall.

We are very excited about Deltek’s future and equally excited at the prospect of you joining our team on or before Monday, August 15, 2008. Your starting base salary would be $245,000.00 (your semi-monthly rate will be $10,208.34).

As an incentive for you to join Deltek, we agree to the following enhancements to our standard total compensation package:

BONUS PLAN:

You are eligible to participate in our Employee Incentive Compensation Plan (EICP). Your bonus target percentage for 2008 would be 35% of your base salary to be paid each quarter. As with all performance based bonuses, the actual bonus payment will be a function of individual and corporate performance, and you must be a Deltek employee at the scheduled time of disbursement. All bonuses are subject to the appropriate withholdings.

STOCK OPTIONS:

On or as soon as practicable after your start date and upon approval of the Board, the Company will grant you an option to purchase 25,000 shares of common stock, par value $0.001 per share, of the Company (and including any securities into which such shares are changed or for which such shares are exchanged) (the “Common Stock”), with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant (as determined by the Board). Each of these options would vest in 25% increments annually over four years from your start date, would be granted pursuant to the Company’s 2007 Stock Incentive and Award Plan and would be evidenced by a Stock Option Agreement in the form customarily used by the Company for its employees.

You would be eligible to participate in all present or future employee benefits plans and programs to which the professional employees of Deltek are entitled, subject to the terms and provisions of those plans and programs. At present, Deltek offers a comprehensive insurance program with major medical, dental, vision, life, AD&D and disability insurance.

Mr. Michael L. Krone

Page Two

Deltek shares the cost of the premiums for medical and dental insurance for the employee and dependent coverage. Basic life, basic AD&D, and disability are provided for the employee at no cost. Additional supplemental life and/or AD&D insurance coverage may be purchased for the employee and any dependents. We offer 8 company paid holidays, 17 days of paid time off as well as the option to participate in the 401(k) Plan, Flexible Spending Plan, and Tuition Reimbursement Program.

We greatly look forward to having you join Deltek and would be honored to have you as a member of our team. However, we recognize that you retain the option, as does Deltek, of ending your employment with Deltek at any time, with or without notice and with or without cause. As such, your employment with Deltek is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

This offer of employment is contingent upon:

1.	Acceptance and execution of this Offer Letter.

2.	Successful completion of a pre-employment screening. These successful results must be obtained prior to employment.

Michael, as you are aware, this is a very exciting time of growth, opportunity and challenge for Deltek. We believe that Deltek is an outstanding organization with a capable and dedicated team of employees. We would feel privileged to welcome you to our organization and are looking forward to working with you.

Sincerely,

Holly Kortright
SVP, Human Resources
Deltek, Inc.

If the foregoing terms and conditions are consistent with your understanding, please sign this letter below and return a copy to us.

/s/ Michael L. Krone	06/27/08
Michael L. Krone	Date